Exhibit 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: PATRICK JOHNSON
(904) 598-7422

REGENCY CENTERS REPORTS THIRD QUARTER RESULTS

Jacksonville, Fla. (November 3, 2011) — Regency Centers Corporation (NYSE:REG) announced today financial and operating results for the quarter ended September 30, 2011.

Earnings

Regency reported Recurring Funds From Operations (Recurring FFO) for the third quarter of $54.9 million, or $0.61 per diluted share, compared to $50.4 million and $0.60 per diluted share for the same period in 2010. For the nine months ended September 30, 2011, Recurring FFO was $156.3 million and $1.77 per diluted share, compared to $151.9 million and $1.82 per diluted share for the same period last year.

Regency reported net income attributable to common stockholders for the quarter of $8.5 million, or $0.09 per diluted share, compared to $7.9 million and $0.09 per diluted share for the same period in 2010. Net income attributable to common stockholders for the nine months ended September 30, 2011, was $23.6 million and $0.26 per diluted share, compared to $27.0 million and $0.32 per diluted share for the same period last year.

In response to recent clarifications regarding NAREIT’s definition of Funds From Operations (FFO), Regency has amended its reporting of FFO to exclude impairments from its calculation for all periods presented. FFO for the third quarter was $56.0 million, or $0.62 per diluted share. For the same period in 2010, the Company reported FFO of $51.7 million and $0.62 per diluted share. For the nine months ended September 30, 2011, FFO was $163.8 million and $1.85 per diluted share, compared to $154.4 million and $1.85 per diluted share for the same period last year.

Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental operating performance measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry. Regency also reports Recurring FFO as FFO excluding the impact of gains from the sale of development projects and outparcels, net of related taxes and dead deal costs, gains and losses from the early extinguishment of debt and preferred stock, restructuring charges, transaction fees and promotes and other non-core items.

Operations

For the three months ended September 30, 2011, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Increase in same property net operating income (NOI) over the same period last year, excluding termination fees: 0.2%

•	Decline in same property NOI, including termination fees over the same period last year: (0.2%)

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 0.5%

•	Same space rental rate decline on a cash basis: (1.6%)

•	Leasing transactions (wholly owned properties and 100% of co-investment partnerships): 478 new and renewal lease transactions for a total of 2.1 million square feet

For the nine months ended September 30, 2011, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, same properties only: 93.0%

•	Percent leased, all properties: 92.6%

•	Increase in same property NOI over the same period last year, excluding termination fees: 0.2%

•	Decline in same property NOI, including termination fees over the same period last year: (0.9%)

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 1.0%

•	Same space rental rate decline on a cash basis: (2.1%)

•	Leasing transactions (wholly owned properties and 100% of co-investment partnerships): 1,348 new and renewal lease transactions for a total of 5.1 million square feet

Investments

Dispositions and Acquisitions

During the quarter, Regency purchased two wholly owned operating properties at a gross purchase price of $90.3 million and a weighted average cap rate of 5.8%. Regency also purchased two properties through its co-investment partnerships at a gross purchase price of $41.5 million and a weighted average cap rate of 6.6%. Regency’s share of the purchase price was $9.4 million.

During the quarter, Regency sold three wholly owned operating properties at a gross sales price of $17.7 million and a weighted average cap rate of 8.7%. One co-investment operating property was disposed at a gross value of $18.2 million and a cap rate of 7.5%. Regency’s share of the value was $3.6 million. Also, Regency and a co-investment partnership sold one out parcel at a gross sales price of $4.5 million. Regency’s share of the sales price was $1.4 million.

Development

Two projects were completed during the quarter, representing $23.5 million of net development costs. At September 30, 2011, the Company had 22 projects under development with estimated net development costs of $378.9 million. The in-process developments are 96% funded and 87% leased.

Capital Markets

Unsecured Revolving Credit Facility

During the quarter, the Company closed on the refinance of its $600 million unsecured revolving credit facility (the “Facility”). The Facility bears interest at an annual rate of LIBOR plus 150 basis points (inclusive of a 25 basis point facility fee) and is based on the higher of the Company’s current corporate credit ratings from Moody’s and S&P. The Facility will expire in September 2015 and includes a one-year extension option at the Company’s option.

Partnership Financings

During the quarter, Regency and GRI locked the interest rate on $192.8 million of mortgage loan financings, secured by eight assets in its GRI partnership, to refinance a portion of the partnership’s $229.2 million of secured debt maturing in mid-2012. The refinance includes a weighted average interest rate of 4.5% over a weighted average 10-year term and is interest-only for the first year on six of the eight assets. This loan is approximately 60% of combined property values and has a debt yield of approximately 10%. The financing will close in two tranches to maximize prepayment flexibility.

Dividend

On November 1, 2011, the Board of Directors declared a quarterly cash dividend of $0.4625 per share, payable on November 30, 2011 to shareholders of record on November 16, 2011. The Board also declared a quarterly cash dividend of $0.46563 per share of Series 3 Preferred stock, payable on December 30, 2011 to shareholders of record on December 1, 2011; a quarterly cash dividend of $0.45313 per share of Series 4 Preferred stock, payable on December 30, 2011 to shareholders of record on December 1, 2011; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on December 30, 2011 to shareholders of record on December 1, 2011.

2011 Guidance Update

The Company has revised its 2011 FFO per share, Recurring FFO per share, same property net operating income growth and rental rate spread guidance. These changes are summarized below:

2011 Earnings Guidance
	Revised Guidance	Previous Guidance

FFO/share	$2.45 - $2.51	$2.45 - $2.55

Recurring FFO/share	$2.34 - $2.40	$2.33 - $2.43

Same property net operating income growth - excluding termination fees(a)	(0.25)% - 0.75%	0.0% - 2.5%

Same property net operating income growth(a)	(1.0)% - 0.0%	(1.0)% - 1.0%

Rental rate spreads(b)	(3.0)% - 0.0%	(6.0)% - 0.0%

(a)	wholly owned and Regency’s pro rata share of co-investment partnerships
(b)	same space, cash basis

Conference Call

In conjunction with Regency’s third quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Friday, November 4 at 10:00 a.m. EDT on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published forward-looking statements and additional financial information in its third quarter 2011 supplemental information package that may help investors estimate earnings for 2011. A copy of the Company’s third quarter 2011 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the information provided for the quarter ended September 30, 2011. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Reconciliation of Net Income Attributable to Common Stockholders to Funds From Operations and Recurring Funds From Operations—Actual

For the Periods Ended September 30, 2011 and 2010	Three Months Ended		Year to Date
	2011	2010	2011	2010

Net income attributable to common stockholders	$8,510,410	$7,893,189	$23,556,766	$27,040,330
Adjustments to reconcile to Funds from Operations:
Depreciation expense - consolidated properties	28,336,534	25,733,946	85,199,084	78,930,967
Depreciation and amortization expense - unconsolidated properties	10,792,650	12,109,930	33,022,669	37,396,274
Consolidated JV partners’ share of depreciation	(177,268)	(134,258)	(559,098)	(405,541)
Provisions for impairment, including JVs	6,699,117	800,000	11,279,117	6,353,168
Amortization of leasing commissions and intangibles	3,986,744	3,710,559	12,323,670	11,220,568
Gain on sale of operating properties, including JVs	(2,211,867)	(476,594)	(2,237,086)	(8,285,740)
Income deferrals under the Restricted Gain Method for GAAP	—	—	—	—
Unrealized loss (gain) on REG shares in deferred compensation trust	64,646	1,991,541	1,120,309	1,965,520
Non-controlling interest of exchangeable partnership units	26,912	34,126	76,780	154,892

Funds From Operations	56,027,878	51,662,439	163,782,211	154,370,438

Dilutive effect of share-based awards	(181,398)	(157,973)	(526,964)	(473,919)

Funds From Operations for calculating Diluted FFO per Share	$55,846,480	$51,504,466	$163,255,247	$153,896,519

Funds From Operations	$56,027,878	$51,662,439	$163,782,211	$154,370,438
Adjustments to reconcile to Recurring Funds from Operations:
Development and outparcel gains, net of dead deal costs and tax, including JVs	613,252	1,109,306	(730,552)	1,504,367
Provisions for hedge ineffectiveness	—	(2,341,106)	—	(1,418,709)
Gain on early debt extinguishment, including JVs	(1,738,332)	—	(1,740,749)	—
Transaction fees and promotes	—	—	(5,000,000)	(2,593,828)

Recurring Funds From Operations	54,902,798	50,430,639	156,310,910	151,862,268

Dilutive effect of share-based awards	(181,398)	(157,973)	(526,964)	(473,919)

Recurring Funds From Operations for calculating Diluted Recurring FFO per Share	$54,721,400	$50,272,666	$155,783,946	$151,388,349

Weighted Average Shares For Diluted FFO per Share	89,694,067	83,118,609	88,235,673	83,002,006

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At September 30, 2011, the Company owned 367 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 49.8 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 205 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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